Exhibit 99.1

National Beverage Corp. ‘Acts’ in Favor of Cash Dividend

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--December 6, 2010--National Beverage Corp. (NASDAQ: FIZZ) – Today, December 6, 2010, being the latest effective date by regulation and time requirement in which to secure preferential tax treatment for their shareholders, the Board of Directors has acted to guard their shareholder interests by declaring a cash dividend of $2.30 per share. This dividend shall be payable to shareholders of record as of the close of business on December 16, 2010. Under Delaware law, the State in which the Company is incorporated, payment of dividends shall be made no later than 60 days after record date or, in this case, on or before February 14, 2011. NASDAQ shall require ex-dividend trading of National Beverage Common Stock (FIZZ) effective market opening on December 14, 2010.

“While the Board and management are joyful and uplifted for the shareholders, the Company’s balance sheet and prudent management philosophy enabled the Board’s actions and will not impair or negatively influence the Company’s future performance in any way,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

“Our federal lawmakers’ lack of fiscal judgment, relative to the expiration of the current tax laws, induced the Board’s decision to act in a prudent manner on behalf of the shareholders. There is much conjecture these days about what Congress may or may not retroactively do. If they could pass a law that we (shareholders of America / voters) had the right to retroactively rescind our original vote – should they gridlock after elected – the abandoned-patriotic providers of our great America would profoundly . . . be reaffirmed! That’s a – Yes!” Caporella continued.

“The Board – along with Team National, wish all . . . Good Tidings this Thanks and Giving Season,” concluded Caporella.

National Beverage is highly innovative as a pace-setter in the changing soft-drink industry, featuring refreshment products that are geared toward the lifestyle/health-conscious consumer. Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

CONTACT:
National Beverage Corp.
Office of the Chairman
Grace Keene, 877-NBC-FIZZ